EXHIBIT 21.1

                 SUBSIDIARIES OF AMERICAN METAL TECHNOLOGY GROUP

Beijing Tong Yuan Heng Feng (Technology) Co., Ltd., a PRC company

American Metal Technology (Lang Fang) Co., Ltd., a PRC company